To Our Shareholders:

As we reflect on this past year we can’t help but be pleased with our performance.  After adjusting for the unusual items, our net income for the fiscal year of 2014 was $103.3 million, compared to $86.4 million in 2013. [A]  This was our sixth year in a row of double-digit returns; since the Great Recession of 2008 our average annual return to shareholders has exceeded 21 percent.

Our 2014 results were bolstered by our continued growth in unit volume and operational improvement.   In 2014, we achieved 14.9 percent unit volume growth, of which our acquired businesses contributed more than half.

Our already healthy balance sheet grew stronger in 2014 as we maintained moderate leverage and increased our cash by $40 million to $352 million.  This was accomplished while we invested almost $40 million in capital improvements; invested $57 million for a business acquisition in Europe and related working capital funding; and increased our dividend 20 percent.  Offsetting these expenditures we also received $34 million in proceeds from business and property divestitures.

In addition to achieving these quantifiable results, our associates also made progress on a number of major long-term initiatives that will strengthen our company in the future.  Most notable highlights include:

➢
After three years of ongoing development and investment, we completed the installation of the equipment planned for our Port Huron, Michigan rod mill modernization initiative.  All of the equipment is in place; commissioning and debugging are underway.

➢
We completed the installation of our first PEX plastic pipe production facility.  This initiative had been in the planning and investment process for the past two years, and as of December, the facility was production-ready.  We received regulatory approval from the National Sanitation Foundation in February of this year which allows us to begin to commercialize the product.

➢
We successfully and fully integrated our busbar investment, having connected the drawing and finishing equipment we acquired in 2012 with the casting and extruding capabilities of our Belding, Michigan mill.  We are now a growing participant in the worldwide markets for power connectivity and conductivity infrastructure.

➢
We made significant progress in completing the integration and rationalization of the two copper mills we acquired in late 2013 and early 2014 – the Howell Copper Tube and Lineset business, here in the U.S., and the Yorkshire Copper Tube business in the U.K.  Both have progressed as planned, and we expect both businesses to contribute positively in 2015.

➢
We opened a sales office in Dubai, where we can now be present to facilitate expansion into areas adjacent to the Middle Eastern countries where Mueller Industries has built strong customer networks and brand loyalty.

➢	As we continue to identify challenged or non-strategic businesses, we executed two important divestitures:

o	In November, we sold our European Primaflow business – a business that presented a number of long-term conflicts for our overall U.K. business.

o	In December, we moved to exit and sell the assets of the ABS plastic pipe business, following a number of years of challenged profitability in this business.

Our people are the vital heart of our company, and so we are proud of continued improvement in our safety record.  While adding two new mills and approximately 300 additional employees to our manufacturing network, for a fifth consecutive year we reduced the actual number of OSHA recordable accidents by 10 percent.  Providing a safe and reliable workplace is of paramount importance at Mueller Industries, and we are committed to keeping our people as safe as possible.

Gradual improvement in the markets we serve was the cornerstone of the underlying increase in volume and performance that drove our results.  Although the acceleration is not rapid, the trend is positive.  We remain focused and committed to achieving our long-term strategic plan.  We navigate our road map into the future using a compass of four directional strategies – strategies that will strengthen Mueller Industries and guide our growth:

➢	Invest to be low cost in our Core

➢	Invest to grow in areas that leverage and augment our Core of value-added products

➢	Invest to plant seeds to build new competencies and capabilities for the future

➢	Identify and temper risks in our businesses.

As we turn the page to 2015, we are grateful for the continued support of our customers, our employees, and our shareholders.

Sincerely,

/s/ Gregory L. Christopher

Gregory L. Christopher
Chief Executive Officer

[A] Refer to our February 3, 2015 press release for a reconciliation of pro forma earnings information.